Exhibit 99.2

April 16, 2012

To: All Employees

From: Dreams Inc. Senior Executive Staff

Re: Dreams Inc. Merger

Good Morning All,

As some of you may have read in a public announcement this morning April 16, 2012, Dreams Inc. has signed a definitive merger agreement with Fanatics, Inc. , a leading online seller of licensed sports products. The Board of Directors has unanimously approved the transaction and it is anticipated to close by the third quarter of 2012. Our CEO Ross Tannenbaum and our Board of Directors believes that this merger is in the best interest of Dreams Inc., its shareholders, employees, partners, and vendors.

Dreams executives will further elaborate on the impact of this proposed transaction at your location later today. I have attached the full press release of this announcement for your review.

David M. Greene

Senior Vice-President of Finance & Strategic Planning

Dreams, Inc. (NYSE AMEX:DRJ)